Exhibit 3.1

AMENDMENTS

TO

AMENDED AND RESTATED

MEMORANDUM AND ARTICLES OF ASSOCIATION

OF

WORLDWIDE WEBB ACQUISITION CORP.

WORLDWIDE WEBB ACQUISITION CORP.

(the “Company”)

RESOLUTIONS OF THE SHAREHOLDERS OF THE COMPANY

FIRST, RESOLVED, as a special resolution THAT, effective immediately, the Articles of the Company be amended by:

(a) amending Article 49.7 by deleting the following introduction of such sub-section:

“In the event that the Company does not consummate a Business Combination within 18 months from the consummation of the IPO,”

and replacing it with the following:

“In the event that the Company does not consummate a Business Combination within 24 months from the consummation of the IPO”; and

(b) amending article 49.8(a) by deleting subsection 49.8(a) in its entirety and replacing it with the following:

“(a) to modify the substance or timing of the Company’s obligation to allow redemption in connection with a Business Combination or redeem 100 per cent of the Public Shares if the Company does not consummate a Business Combination within 24 months from the consummation of the IPO; or”.

SECOND, RESOLVED, as a special resolution THAT, effective immediately, the Articles of the Company be amended by:

(a) amending Article 49.2(b) by deleting the words:

“provided that the Company shall not repurchase Public Shares in an amount that would cause the Company’s net tangible assets to be less than US$5,000,001 following such repurchases”.

(b) amending Article 49.4 by deleting the words:

“, provided that the Company shall not consummate such Business Combination unless the Company has net tangible assets of at least US$5,000,001 following the redemptions described below, or any greater net tangible asset or cash requirement that may be contained in the agreement relating to, such Business Combination”

(c) amending Article 49.5 by deleting the words:

“The Company shall not redeem Public Shares that would cause the Company’s net tangible assets to be less than US$5,000,001 following such redemptions (the “Redemption Limitation”).”

(d) amending Article 49.8 by deleting the words:

“The Company’s ability to provide such redemption in this Article is subject to the Redemption Limitation.”